SELLING STOCKHOLDERS

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-81432

Prospectus Supplement No. 1
to
Prospectus Dated February 4, 2002

LA JOLLA PHARMACEUTICAL COMPANY

Common Stock

     The following information supplements, and must be read in connection with, the information contained in the Prospectus, dated February 4, 2002 (the “Prospectus”), of La Jolla Pharmaceutical Company, a Delaware corporation. This Prospectus Supplement must be delivered with a copy of the Prospectus. All capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

     The following information replaces in its entirety the information provided in the Prospectus under the caption “Selling Stockholders.”

SELLING STOCKHOLDERS

     In a series of private transactions completed on January 17, 2002, we issued a total of 7,000,000 shares of our common stock to the stockholders listed below. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of 7,000,000 shares of our common stock. The following table describes, as of May 7, 2002, the number of shares of our common stock that each selling stockholder beneficially owns and the number of shares registered hereunder. The term “selling stockholders” includes the holders listed below and their transferees, pledgees, donees or other successors. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders.

     The selling stockholders confirmed at the time they acquired the shares listed below that they acquired the shares for investment purposes only and not with a view toward their resale, and acknowledged the existence of restrictions on resale that apply to these shares. This offering relates only to the sale of the 7,000,000 shares of common stock held or to be held by the selling stockholders named in the following table. Since the date on which they provided us with the information below, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act.

	Shares of Common Stock			Shares of Common Stock
	Owned Prior to Offering			Owned After Offering

		Percent of	Shares to be	Number of	Percent of
Name of Selling Stockholder	Number of Shares	Class(%)(1)	Sold(2)	Shares(2)	Class(%)(2)

SAFECO Growth Opportunities Fund — A series of SAFECO Common Stock Trust	1,216,000	2.9	1,216,000	—	—
Deka-Team-Biotech (3)	1,019,009	2.4	484,450	534,559	1.3
Deerfield Partners, L.P.	746,936	1.8	139,750	607,186	1.4
Deerfield International Limited	589,264	1.4	110,250	479,014	1.1
Growth Opportunities Fund — A series of SAFECO Resource Series Trust	584,000	1.4	584,000	—	—
Brookside Capital Partners Fund, L.P.	500,000	1.2	500,000	—	—
SEI Institutional Managed Trust	344,800	*	318,500	26,300	*
Compound Capital Growth Partners, Ltd.	320,294	*	320,294	—	—

	Shares of Common Stock			Shares of Common Stock
	Owned Prior to Offering			Owned After Offering

		Percent of	Shares to be	Number of	Percent of
Name of Selling Stockholder	Number of Shares	Class(%)(1)	Sold(2)	Shares(2)	Class(%)(2)

EGS Private Healthcare Partnership II, L.P.	303,085	*	303,085	—	—
Special Situations Fund III, L.P.	285,000	*	285,000	—	—
SEI Institutional Investments Trust	257,200	*	237,200	20,000	*
Zeke, LP	225,000	*	225,000	—	—
RS Smaller Company Growth Fund	210,600	*	75,000	135,600	*
SF Capital Partners, LTD	200,000	*	200,000	—	—
JP Morgan U.S. Small Company Fund	170,750	*	28,350	142,400	*
Compound Capital Growth Partners II, LP	153,900	*	153,900	—	—
Utah Retirement Systems	141,000	*	130,100	10,900	*
Special Situations Private Equity Fund, L.P.	125,000	*	125,000	—	—
Anvers Healthcare Investors, LP	124,000	*	63,000	61,000	*
Pierpont Small Company Opportunities Fund	121,932	*	20,600	101,332	*
CCGrowth Global Life Sciences Ltd.	122,573	*	106,614	15,959	*
UBS Global Equity Arbitrage Master Limited	100,000	*	100,000	—	—
O’Connor PIPES Corporate Strategies Ltd.	100,000	*	100,000	—	—
Special Situations Cayman Fund, L.P.	90,000	*	90,000	—	—
JPMCB U.S. Small Company Equity I Growth	84,200	*	13,175	71,025	*
G. Nicholas Farwell(4)	75,000	*	75,000	—	—
CCGrowth Global Life Sciences I, LP	58,097	*	58,097	—	*
RS Orphan Fund, L.P.	70,000	*	70,000	—	—
Compound Capital Growth Partners III, LP	68,073	*	68,073	—	—
Ivory Opportunity Fund, LP	67,500	*	67,500	—	—
JPM Tax Aware Small Company Opportunities Fund	67,361	*	14,200	53,161	*
Daughter’s of Charity Fund P	61,900	*	57,100	4,800	*
Undiscovered Managers Small Cap Growth Fund	61,100	*	56,200	4,900	*
Compound Capital Growth Partnership, LP	50,799	*	50,799	—	—
AIG DKR Soundshore Holdings Ltd.	50,000	*	50,000	—	—
EGS Private Healthcare Investors II, L.P.	47,800	*	47,800	—	—
EGS Private Healthcare Canadian Partners, L.P.	45,607	*	45,607	—	—
Vision Small Cap Stock Fund	39,100	*	36,100	3,000	*
Alfred I. Dupont Testamentary Trust	33,300	*	30,700	2,600	*
Ivory Opportunity Fund, Ltd.	32,500	*	32,500	—	—
Les Schwab P/S Retirement Trust	30,300	*	28,000	2,300	*
RS Orphan Offshore Fund, L.P.	30,000	*	30,000	—	—
CCGrowth Global Life Sciences II, LP	35,741	*	30,954	4,787	*
East Bay Municipal Utility District	25,900	*	23,900	2,000	*
Met. Inv. Tr Small Cap Stock — SSB	25,425	*	3,925	21,500	*
The Paisley Fund, LP	25,000	*	25,000	—	—
JP Morgan Global Healthcare Fund(3)	22,709	*	3,850	18,859	*
Anvers Healthcare Investors International, Ltd.	22,700	*	12,000	10,700	*
Philips Pensionenfondsen-Small Cap	22,225	*	3,725	18,500	*
Maximus Managed Offshore, Ltd.	21,340	*	21,340	—	—
Ret. Pl. For Union Carbide Corp.	20,029	*	3,800	16,229	*
Maximus Capital Investments, Ltd.	18,870	*	18,870	—	—
Westfiled Life Sciences Fund LP	15,900	*	15,900	—	—
JPMP Global Healthtech Fund(3)	15,500	*	15,500	—	—
JPMCB U.S. Small Company Equity II Growth	15,475	*	2,650	12,825	*
Memorial Hospital of South Bend, Inc.	12,500	*	11,500	1,000	*
PGH Pension	11,600	*	10,700	900	*
DSM NV PENS VERZ MIJ-Small Cap	11,025	*	1,825	9,200	*
JP Morgan Series Trust Small Company Growth Portfolio	10,825	*	2,125	8,700	*
Westfiled Life Sciences Fund LP II	9,100	*	9,100	—	—
Nemours Foundation	8,000	*	7,400	600	*

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	Shares of Common Stock			Shares of Common Stock
	Owned Prior to Offering			Owned After Offering

		Percent of	Shares to be	Number of	Percent of
Name of Selling Stockholder	Number of Shares	Class(%)(1)	Sold(2)	Shares(2)	Class(%)(2)

Caddis Master Fund Ltd.	6,934	*	6,934	—	—
JP Morgan Diversified Fund	6,900	*	1,825	5,075	*
Maximus Managed Domestic, L.P.	5,090	*	5,090	—	—
The Baetis Fund, LP	4,799	*	4,335	464	*
Maximus Capital, L.P.	4,700	*	4,700	—	—
EGS Private Healthcare Presidents Fund, L.P.	3,508	*	3,508	—	—
Wilshire U.S. Equity Fund	2,800	*	2,600	200	*

*	Less than 1%

(1)	Computed based on 42,312,412 shares of common stock outstanding as of March 28, 2002.

(2)	Assumes all the shares of common stock that may be offered hereunder are sold.

(3)	Registered in the name of Cudd & Co.

(4)	50,000 shares of common stock are held in the name of G. Nicholas Farwell and Gail M. Farwell JTWROS, and 25,000 shares of common stock are held in the name of G. Nicholas Farwell — Sep. Pty.

The information regarding the selling stockholders may change from time to time. If required, we will describe these changes in one or more prospectus supplements.

The Date of This Prospectus Supplement Is May 7, 2002

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